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                                                                 EXHIBIT  (a)(9)
                                                                 ---------------


                Form of Confirmation of Receipt of Election Form
                ------------------------------------------------


The purpose of this e-mail is to confirm that your Election Form, dated [DATE/TIME], was received by Jeff Bearrows on [DATE].

As set forth on your Election Form, and pursuant to the terms of the Offer to Exchange, dated June 19, 2001, you are deemed to have tendered the following option grants for exchange:

     [LIST:   OPTION GRANT DATE  # OF OPTIONS]

Please note that the above list includes all options you elected to tender and
                                                                           ---
all options granted to you within the six months prior to July 30, 2001 (the expected Cancellation Date, as defined in the Offer to Exchange), which were automatically tendered for exchange once you elected to participate in the exchange offer.

PLEASE NOTE THAT THIS E-MAIL DOES NOT CONSTITUTE ACCEPTANCE OF YOUR OPTIONS FOR EXCHANGE.

As set forth in the Offer to Exchange, dated June 19, 2001, the Company will not be deemed to have accepted your options for exchange until such time as of when the Company has given oral or written notice to Jeff Bearrows, or to the optionholders generally of such acceptance of such options for exchange, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options that are not validly withdrawn promptly after the expiration of the offer. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect to be July 30, 2001.

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